SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                              (Amendment No.   )*


                           PAR Technology Corporation
                         -------------------------------
                                (Name of Issuer)

                          Common Stock, par value $.02
                         -------------------------------
                         (Title of Class of Securities)

                                    698884103
                         -------------------------------
                                 (CUSIP Number)


Check the  following box if a fee is being paid with the statement [  ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Deanna D. Sammon
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  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)  [ ]
         N/A                                             (b)  [ ]
--------------------------------------------------------------------------------
  3      SEC USE ONLY
--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.
--------------------------------------------------------------------------------
                     5                 SOLE VOTING POWER
   NUMBER OF                               935,685
    SHARES       ---------------------------------------------------------------
 BENEFICIALLY        6                 SHARED VOTING POWER
   OWNED BY                                   N/A
     EACH        ---------------------------------------------------------------
  REPORTING          7                 SOLE DISPOSITIVE POWER
   PERSON                                 935,685
    WITH         ---------------------------------------------------------------
                     8                 SHARED DISPOSITIVE POWER
                                              N/A
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
           935,685
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*
                N/A                   [ ]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           12.18%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a):  Name of Issuer:

            PAR Technology Corporation


Item 1(b):  Address of Issuer's Principal Executive Office:

            PAR Technology Park
            8383 Seneca Turnpike
            New Hartford, NY 13413-4991


Item 2(a):  Name of Person Filing:

            Deanna D. Sammon


Item 2(b):  Address of Principal Business Office, or, If none, Residence:

            c/o PAR Technology Corporation
            PAR Technology Park
            8383 Seneca Turnpike
            New Hartford, NY 13413-4991


Item 2(c):  Citizenship:

            U.S.


Item 2(d):  Title of Class of Securities:

            Common Stock, par value $.02



Item 2(e):  CUSIP Number:

            698884103


Item 3: If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable.


Item 4:  Ownership:

            (a) Amount Beneficially Owned:

                    935,685

            (b) Percent of Class:

                    12.18%

            (c) Number of shares as to which such person has:

                (i)    sole power to vote or to direct the vote
                            935,685

                (ii)   shared power to vote or to direct the vote
                            N/A

                (iii)  sole power to dispose or to direct the disposition of
                           935,685

                (iv)   shared power to dispose or to direct the disposition of
                           N/A

Item 5:  Ownership of Five Percent or Less of a Class:

         Not Applicable.


Item 6:  Ownership of More than Five Percent on Behalf of Another Person:

         Not Applicable.


Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
         Company:

         Not Applicable.

Item 8:  Identification and Classification of Members of the Group:

         Not Applicable.


Item 9:  Notice of Dissolution of Group:

         Not Applicable.

Item 10:  Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 13, 1996


 /s/ Deanna D. Sammon
--------------------------------------------------
Signature

Deanna D. Sammon
-------------------------------------------------
Name/Title